UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2004

Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)

(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2004, Champion Enterprises, Inc. (the “Company”) entered into its standard Change in Control Severance Agreement (the “Agreement”) with its newly appointed Chief Executive Officer, William C. Griffiths. The Agreement was effective as of August 1, 2004 and a copy is attached hereto as Exhibit 10.1. The following description of the Agreement is qualified in its entirety by reference to the Agreement.

Under the Agreement, Mr. Griffiths would receive a cash severance payment if his employment is terminated following a change in control of the Company, as defined in the Agreement. Mr. Griffiths’ severance payment would be twice the highest annual base salary and annual performance incentive earned by the executive in any one of the three fiscal years prior to termination. The Agreement also provides that in certain circumstances the severance payment will be increased to fully compensate Mr. Griffiths for any U.S. federal excise tax paid by him due to his receiving the severance payment as well as for any U.S. federal, state or local income tax payments arising due to his receipt of such additional amount.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10.1	Change in Control Severance Agreement, dated as of August 1, 2004, between Champion Enterprises, Inc. and William C. Griffiths.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ John J. Collins, Jr.
John J. Collins, Jr., Senior Vice
President, General Counsel and Secretary

Date: September 1, 2004

Index to Exhibits

Exhibit No.	Description
Exhibit 10.1	Change in Control Severance Agreement, dated as of August 1, 2004, between Champion Enterprises, Inc. and William C. Griffiths.